Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Wednesday, November 23, 2005
LAKES ENTERTAINMENT, INC. ANNOUNCES
ANTICIPATED FILING OF DELAYED SEC REPORTS
AND FINANCING NEEDS
MINNEAPOLIS, November 23, 2005 — Lakes Entertainment, Inc. (LACO) announced today that it believes that it has resolved all comments of the staff of the Securities and Exchange Commission (“SEC staff”) on its Annual Report on Form 10-K for the year ended December 28, 2003, relating to a review of Lakes’ financial statements and how Lakes accounted for development costs and advances related to Indian casinos. Lakes currently expects to file its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (“2004 Form 10-K”) during the week of November 28, 2005, and to file its quarterly reports on Form 10-Q for the quarterly periods ended April 3, 2005, July 3, 2005 and October 2, 2005 in the first half of December 2005.
As a result of discussions with the SEC staff, Lakes has re-evaluated its accounting methodology surrounding its contractual relationships with Indian tribes and determined that for purposes of revenue recognition it should have separately recognized the separate elements of its development and management agreements with Indian tribes. Historically, Lakes recorded its advances to Indian tribes as notes receivable and deferred recognition of interest income due to the contingent repayment terms of the notes. Lakes has now determined that as advances are made to a tribe pursuant to the development relationship it should have given separate recognition to the contractual notes receivable established and the related interests in management contracts that are acquired in conjunction with the development agreements. As a result of the change in Lakes’ accounting methodology, the consolidated financial statements for the years ended December 28, 2003 and December 29, 2002 to be included in the 2004 Form 10-K will be restated from the amounts previously reported.

     As previously announced, Lakes is in need of additional capital to fund its business operations. Lakes currently anticipates that it will need approximately $10 million by December 31, 2005 and an additional $10 million by March 1, 2006 to fund operational and development needs. Lakes has been exploring various financing alternatives available to the Company with the assistance of the investment banking firm of Roth Capital. Financing alternatives being considered include secured loans coupled with common stock purchase warrants, high yield bonds or some other form of bridge financing. Lakes intends to close on one or more financing arrangements before December 31, 2005. In addition, Lakes intends to engage a separate investment banking firm to explore strategic alternatives for the Company’s shares of WPT Enterprises, Inc. which may include a sale of part or all of the such shares to fund Lakes’ operational and development needs.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market, need for current financing to meet Lake’s operational and development needs; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.